SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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CorMedix Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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CORMEDIX INC.
400 Connell Drive, Suite 5000
Berkeley Heights, New Jersey 07922

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 11, 2018

TO THE STOCKHOLDERS OF
CORMEDIX INC.

The annual meeting of stockholders of CorMedix Inc. will be held at the Embassy Suites by Hilton, 250 Connell Drive, Berkeley Heights, New Jersey, on December 11, 2018, at 10:00 a.m. Eastern time, for the following purposes:

1.
To elect six directors to serve until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2.
To approve on a non-binding advisory basis our executive compensation;
3.
To ratify the appointment of Friedman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.
To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board has fixed the close of business on October 23, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our principal offices in Berkeley Heights, New Jersey for the 10 days prior to the meeting for review for any purposes related to the meeting.

You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials, including this notice, and the proxy statement (including an electronic proxy card for the meeting) for the annual meeting via the Internet. Taking advantage of these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Berkeley Heights, New Jersey
Dated: November 1, 2018

By Order of the Board of Directors
Antony E. Pfaffle, M.D.,
Secretary

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who may vote at the meeting?

A:
The Board of Directors has set October 23, 2018 as the record date for the meeting. If you owned shares of our common stock at the close of business on October 23, 2018, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of October 23, 2018, there were 100,567,206 shares of our common stock outstanding and entitled to vote at the meeting. Our outstanding Series C-2, C-3, D, E and F preferred stock are non-voting and therefore have no voting rights at the Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent the Notice of Internet Availability of Proxy Materials to you directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card you receive.

Q:	What is the quorum requirement for the meeting?

A:
A majority of our outstanding shares of common stock entitled to vote as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

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are present and entitled to vote in person at the meeting;

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properly submitted a proxy card or voter instruction card in advance of or at the meeting; or

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do not provide your broker with instructions on how to vote, but the broker submits the proxy nonetheless (a broker non-vote).

If you are present in person or by proxy at the meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. The proposals listed in this proxy statement identify the votes needed to approve or ratify the proposed actions.

Q:	What proposals will be voted on at the meeting?

A:	The proposals to be voted on at the meeting are as follows:

1.
To elect the six directors named in the proxy statement to serve until our next annual meeting or until their successors have been elected and qualified;

2.
To approve on a non-binding advisory basis our executive compensation; and

3.
To ratify the appointment of Friedman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

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We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	How may I vote my shares in person at the meeting?

A:
If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

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Via the Internet by accessing the proxy materials on the secure website https://www.proxyvote.com and following the voting instructions on that website;

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Via telephone by calling toll free 1-800-690-6903 in the United States or outside the United States and following the recorded instructions; or

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By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the proxy card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. Eastern Time on December 10, 2018. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

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Filing with our Corporate Secretary at 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922 a written notice of revocation bearing a later date than the proxy either before the meeting or at the meeting;

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Duly executing a later-dated proxy relating to the same shares and delivering it either before the meeting or at the meeting and before the taking of the vote, to our Corporate Secretary at 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922;

ii

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Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

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If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM Eastern Time on December 10, 2018.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the voting results at the annual meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the annual meeting.

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CORMEDIX INC.
400 Connell Drive, Suite 5000
Berkeley Heights, New Jersey 07922

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 11, 2018

This proxy statement has been prepared by the management of CorMedix Inc. “We”, “our” and the “Company” each refers to CorMedix Inc.

In accordance with the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the notice, this proxy statement, and a proxy card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on or about November 1, 2018. We mailed a Notice of Internet Availability of Proxy Materials on or about November 1, 2018 to our stockholders of record and beneficial owners as of October 23, 2018, the record date for the meeting. This proxy statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request.

GENERAL INFORMATION ABOUT SOLICITATION VOTING AND ATTENDING

Who Can Vote

You are entitled to attend the meeting and vote your common stock if you held shares as of the close of business on October 23, 2018. At the close of business on October 23, 2018, a total of 100,567,206 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Counting Votes

Consistent with state law and our bylaws, the presence, in person or by proxy, of at least a majority of the shares entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the meeting in person will not be considered present or represented and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters.

Assuming the presence of a quorum at the meeting:

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The election of directors will be determined by a plurality of the votes cast for each director nominee. This means that the six nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

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The advisory vote on our executive compensation requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to approve our executive compensation.

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The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions, if any, are not treated as votes cast, and therefore will have no effect on this proposal.

With respect to “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations, or SRO rules, including the NYSE American, on which our common stock is listed, to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters.

With respect to “non-routine” matters, such as the advisory vote to approve the compensation paid by the Company to its executive officers, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum. Because the proposal requires a majority of votes cast for approval, and broker non-votes are not considered votes cast, a broker non-vote will have no effect on this proposal.

While the election of directors is a non-routine matter, directors are elected by a plurality of the votes cast, which means that the six nominees receiving the highest number of affirmative votes will be elected. As a result, votes withheld and broker non-votes have no effect on the election of directors.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

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cast a vote on routine matters;

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cast a “broker non-vote” on non-routine matters; or

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leave your shares unvoted altogether.

We strongly encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors and employees might solicit proxies personally and by telephone. None of these individuals will receive any additional compensation for this. We plan to retain a proxy solicitor to assist in the solicitation of proxies for a fee. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name”, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our bylaws provide that the number of directors constituting the Board shall be not less than five nor more than nine. The Board may establish the number of directors within this range. There are six directors presently serving on our Board, and the number of directors to be elected at the annual meeting is six. In March 2015, in connection with a backstop financing agreement, we granted Manchester Securities Corp., our largest stockholder, the right for as long as it or its affiliates hold any of our common stock or securities convertible into our common stock the right to appoint up to two members to our Board of Directors and/or to have up to two observers attend Board meetings in a non-voting capacity. Manchester has exercised these rights and has appointed Janet Dillione and Myron Kaplan as members of the Board. Manchester also appointed Gary Gelbfish as an observer who was subsequently elected to the Board.

The Board proposes the six nominees listed below for election to the Board for a one-year term. The Board has determined that directors Janet Dillione, Myron Kaplan, Mehmood Khan and Steven Lefkowitz are independent as defined in Rule 803A(2) of the NYSE American Rules. The Board has determined that director Khoso Baluch, who is also our Chief Executive Officer, and Gary Gelbfish are not independent under that definition. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for or received any compensation from us or any of our subsidiaries in the past three years in particular. Dr. Gelbfish is not independent due to fees received during 2017 and 2018 in an aggregate amount in excess of $120,000. None of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Director Nominees with Terms Expiring in 2018

The following table sets forth information concerning our director nominees as of October 23, 2018:

Name	Age	Director Since	Position(s) with CorMedix
Khoso Baluch	60	October 2016	Director and Chief Executive Officer
Janet M. Dillione	59	August 2015	Director
Gary Gelbfish	59	August 2017	Director
Myron Kaplan	73	April 2016	Director
Mehmood Khan	60	June 2017	Director
Steven Lefkowitz	62	June 2017	Director

Khoso Baluch joined our Board in October 2016 upon his appointment as our Chief Executive Officer. Mr. Baluch previously served as Senior Vice President and President Europe, Middle East & Africa (EMEA) of UCB, SA, or UCB, from January 2015 to early 2016, Senior Vice President and President of the European Region of UCB from February 2013 to December 2014, and Senior Vice President and Chief Marketing Officer of UCB from January 2010 to February 2013. Prior to joining UCB, Mr. Baluch worked for Eli Lilly & Co for 24 years, holding international positions spanning Europe, the Middle East and the United States in general management, business development, market access and product leadership. He has served as an independent director of Poxel SA, a French publicly traded biotech company, since 2013. Mr. Baluch holds a BSc in Aeronautical Engineering from City University London and a Masters of Business Administration from Cranfield School of Management. Among other qualifications, attributes and skills, Mr. Baluch’s business expertise and significant executive management experience in the pharmaceutical industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Janet M. Dillione has been a director of CorMedix since August 2015. Ms. Dillione has served as the Chief Executive Officer of Bernoulli (formerly known as Cardiopulmonary Corp.), a leader in medical device connectivity for EMR integration, and integrated clinical applications and workflows for over 20 years, since 2014. Previously, she was at Nuance Communications, Inc., a leading provider of voice and language solutions for businesses and consumers around the world, having joined Nuance in April 2010 as Executive Vice President and General Manager of the Healthcare Division and serving as an executive officer from May 2010 until March 2014. From June 2000 to April 2010, Ms. Dillione held several senior level management positions at Siemens Medical Solutions, a global leader in medical imaging, laboratory diagnostics, and healthcare information technology, including President and CEO of the global healthcare IT division. Ms. Dillione received her B.A. from Brown University in 1981 and completed the Executive Program at The Wharton School of Business of the University of Pennsylvania in 1995. She has over 25 years of experience leading global teams in the development and delivery of healthcare technology and services. Among other qualifications, attributes and skills, Ms. Dillione’s financial expertise and significant executive management experience with medical device and healthcare companies led to the conclusion of our Board that she should serve as a director of our company in light of our business and structure.

Gary Gelbfish, M.D. was a director of CorMedix from December 2009 to May 2014. Dr. Gelbfish was appointed as an observer by Manchester in July 2017 and in August 2017 was appointed to the Board by the Board of Directors. Dr. Gelbfish has been in private practice as a vascular surgeon since 1990. Dr. Gelbfish has practiced vascular surgery at Beth Israel Hospital since 1990, and has practiced vascular surgery at New York University Downtown Hospital since 2003. Since 1997, Dr. Gelbfish has served as an Assistant Clinical Professor of Surgery at Mt. Sinai Hospital. Dr. Gelbfish received a B.S. from Brooklyn College, holds an M.D. from Columbia University, and completed his fellowship in vascular surgery at Maimonides Medical Center. Among other experience, qualifications, attributes and skills, Dr. Gelbfish’s in-depth knowledge of the practice of medicine and understanding of the science behind our product candidates led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Myron Kaplan became a director of CorMedix in April 2016. He is a founding partner of Kleinberg, Kaplan, Wolff & Cohen, P.C., a New York City general practice law firm, where he has practiced corporate and securities law for more than forty years. In 2012, Mr. Kaplan became a trustee of the Lehman Brothers Plan Holding Trust. Previously, he served as a member of the board of directors of SAirGroup Finance (USA) Inc., a subsidiary of SAirGroup that had publicly issued debt securities, Trans World Airlines, Inc. and Kitty Hawk, Inc. Among his business and civic involvements, Mr. Kaplan currently serves on the boards of directors of a number of private companies and has been active for many years on the Boards of Trustees and various board committees of The Children’s Museum of Manhattan and JBI International (formerly The Jewish Braille Institute of America). Mr. Kaplan graduated from Columbia College and holds a Juris Doctor from Harvard Law School. Among other experience, qualifications, attributes and skills, Mr. Kaplan’s experience in a broad range of corporate and securities matters and service as a director of public companies led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Mehmood Khan, M.D. became a director of CorMedix in June 2017. Dr. Khan currently serves as Vice Chairman (since January 2015) and Chief Scientific Officer of Global Research and Development (since December 2007) for PepsiCo, where he leads global R&D and oversees the company’s 2025 sustainability agenda, which includes plans for the further transformation of its current food and beverage portfolio as well as expansion of offerings containing positive nutrition with a focus on reaching more underserved communities and consumers with healthier choices. Prior positions at PepsiCo include Chief Executive Officer, Global Nutrition Group from January 2011 to September 2013. Previously, Dr. Khan served as Head of Medical Affairs and then President of Takeda Pharmaceuticals’ Global Research & Development Center from January 2002 to December 2007. Earlier in his career Dr. Khan was a faculty member at the Mayo Clinic and Mayo Medical School in Rochester, Minnesota, serving as Director of the Diabetes, Endocrine and Nutritional Trials Unit in the division of endocrinology. Prior to the Mayo Clinic, Dr. Khan spent nine years leading programs in diabetes, endocrinology, metabolism, and nutrition for the Hennepin County Medical Center in Minneapolis. His practice included extensive work with patients with diabetes requiring hemodialysis as well as parenteral nutrition. Dr. Khan also currently serves as a member of the board of directors for HemoShear Therapeutics, a biotechnology company focused on discovering novel biological targets and developing drugs to treat rare juvenile metabolic disorders. He earned his medical degree from the University of Liverpool Medical School, England. Among other qualifications, attributes and skills, Dr. Khan’s business expertise and significant executive management experience, as well as his medical background and pharmaceutical company experience led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Steven Lefkowitz was a director of CorMedix from August 2011 to June 2016.  He was reappointed to the Board in June 2017.  He also served as our acting Chief Financial Officer from August 2013 to July 2014.  Mr. Lefkowitz has been the President and Founder of Wade Capital Corporation, a financial advisory services company, since June 1990. Mr. Lefkowitz has been a director of both public and private companies. Mr. Lefkowitz received his A.B. from Dartmouth College in 1977 and his M.B.A. from Columbia University in 1985. Among other experience, qualifications, attributes and skills, Mr. Lefkowitz’s education, experience and financial expertise led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the six nominees receiving the highest number of affirmative votes will be elected.

Recommendation

The Board recommends that stockholders vote FOR the election of the six nominees for election to the Board for a one-year term.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Exchange Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, the Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, the Board and the Compensation Committee value the opinion of our stockholders and will review and consider the voting results. We currently intend to hold future advisory votes on executive compensation every three years, and the next say on pay vote is expected to occur at the annual meeting of our stockholders in 2021.

Our executive officers are compensated based on performance, and in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and our company’s and our stockholders’ interests. We believe our compensation program is strongly aligned with the long-term interests of our company and our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead our company successfully in a competitive environment.

The compensation of the Named Executive Officers is described on pages 21-28 of this proxy statement.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders of CorMedix Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as disclosed in this proxy statement.”

As indicated above, the stockholder vote on this resolution will not be binding on our company or the Board of Directors, and will not be construed as overruling or determining any decision by us or by the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for our company or the Board.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock as of the record date present or represented at the meeting is required to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement.

Recommendation

The Board of Directors unanimously recommends stockholders vote, on an advisory basis, FOR our executive compensation.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee of our Board has appointed the firm Friedman LLP, New York, New York, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board are requesting that the stockholders ratify this appointment. If the stockholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If the stockholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

Representatives of Friedman LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Friedman LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Friedman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

CORPORATE GOVERNANCE

Information about the Board of Directors and its Committees

Board Composition

Our Board currently consists of six members. Directors elected at this meeting and each subsequent annual meeting will be elected for one-year terms or until their successors are duly elected and qualified.

We separate the positions of Chairman, currently held by independent director Myron Kaplan, and that of Chief Executive Officer, currently held by Khoso Baluch. While the Board believes that separation of these positions serves our company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer.

Selection of Nominees for our Board of Directors

To be considered as a director nominee, an individual must have, among other attributes: high personal and professional ethics, integrity and values; commitment to our company and its stockholders; an inquisitive and objective perspective and mature judgment; availability to perform all Board and committee responsibilities; and independence. In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s need for operational, management, financial, international, industry-specific or other expertise. We do not have a specific written policy with regard to the consideration of diversity in identifying director nominees. We focus on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of our stockholders. All those matters being equal, we do and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by stockholders will be considered. Stockholder recommendations must be made in accordance with the procedures described in the section titled “Stockholder Proposals” below and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at our annual meeting of stockholders.

No stockholder has nominated anyone for election as a director at this annual meeting.

Board Committees

Our Board has established an Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Audit Committee currently consists of Mr. Lefkowitz (Chair), Ms. Dillione and Mr. Kaplan. Our Compensation Committee currently consists of Ms. Dillione (Chair), Mr. Khan and Mr. Lefkowitz. Our Nominating and Governance Committee currently consists of Mr. Khan (Chair) and Mr. Kaplan. The membership of these Committees may be changed after the annual meeting.

Our Board has undertaken a review of the independence of our directors and has determined that (i) all current directors except Khoso Baluch and Gary Gelbfish are independent within the meaning of Section 803A(2) of the NYSE American Rules, (ii) all members of our Audit Committee meet the additional test for independence for audit committee members imposed by SEC regulation and Section 803B(2) of the NYSE American Rules, (iii) all of the members of our Compensation Committee are independent within the meaning of Section 805(c) of the NYSE American Rules, and (iv) both members of our Nominating and Governance Committee are independent within the meaning of Section 804(a) and 803A of the NYSE American Rules.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board, contain a detailed description of the respective committee’s duties and responsibilities and are available on our website at www.cormedix.com under the “Investor Relations—Corporate Governance” tab.

Our Board has also established an ad hoc Strategic Finance Committee that will serve for a fixed term that began on October 1, 2018 and will end on June 30, 2019. The members of the Strategic Finance Committee, both of whom are independent within the meaning of 803A(2) of the NYSE American Rules, are Steve Lefkowitz and Myron Kaplan, each serving as Co-Chair.

Audit Committee

The Audit Committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. The Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. All related party transactions will be approved by the Audit Committee before we enter into them.

Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the Audit Committee.

The Board has determined that each of Mr. Lefkowitz and Ms. Dillione qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of each of Mr. Lefkowitz and Ms. Dillione as an “audit committee financial expert” does not impose on them any duties, obligations or liability that are greater than those that are generally imposed on them as a member of the Audit Committee and the Board, and their designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee

The Compensation Committee reviews and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and other incentive compensation arrangements. In addition, the Compensation Committee administers our stock option and employee stock purchase plans, including granting stock options to our executive officers and directors. The Compensation Committee also reviews and approves employment agreements with executive officers and other compensation policies and matters.

Since 2016, we have periodically engaged Frederick W. Cook & Co., an independent compensation consultant, for input on the compensation of our Named Executive Officers and directors. The Compensation Committee assessed the independence of Frederick W. Cook & Co., considering the factors required by the NYSE American and concluded that no conflict of interest exists that would prevent Frederick W. Cook & Co. from independently representing our company. In the future, we, or the Compensation Committee, may engage or seek the advice of Frederick W. Cook & Co., or another compensation consultant.

Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Nominating and Governance Committee

The Nominating and Governance Committee identifies, evaluates and recommends nominees to the Board and committees of the Board, conducts searches for appropriate directors and evaluates the performance of the Board and of individual directors. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board concerning corporate governance matters.

Information Regarding Meetings of the Board and Committees

The business of our company is under the general oversight of our Board as provided by the laws of Delaware and our bylaws. During the fiscal year ended December 31, 2017, the Board held 28 meetings and also conducted business by written consent, the Audit Committee held five meetings and also conducted business by written consent, the Compensation Committee held three meetings and also conducted business by written consent, and the Nominating and Governance Committee held three meetings. Each director nominee attended at least 75% of the Board meetings and the meetings of the committee on which he or she served since being appointed to the Board and respective committees. We do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders, but we encourage them to do so. Directors Janet Dillione and Khoso Baluch attended the 2017 annual meeting in person, and then-Directors Michael George and Taunia Markvicka also attended in person.

Risk Oversight

Our Board is responsible for our company’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Audit Committee focuses on our general risk-management strategy, the most significant risks facing our company, and ensures that risk-mitigation strategies are implemented by management. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise-level risk.

Stockholder Proposals

The Bylaws establish procedures for stockholder nominations for elections of directors and bringing business before any annual meeting or special meeting of stockholders. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, the stockholder notice must be given not more than 120 days nor less than the later of 90 days prior to the date of the annual meeting or, if it is later, the 10th day following the date on which the date of the annual meeting is first publicly announced or disclosed by us.

A stockholder’s notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of shares of our company that are owned beneficially and of record by such stockholder and such beneficial owner; and (d) any additional information reasonably requested by the Board.

Notwithstanding anything in the previous paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the Bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

The chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal or nomination will be disregarded.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board or specified individual directors by writing to:

Board of Directors (or name of individual director)
c/o Secretary
CorMedix Inc.
400 Connell Drive, Suite 5000
Berkeley Heights, New Jersey 07922

We will forward all communications from stockholders to the full Board, to non-management directors, to an individual director or to the chairperson of the Board committee that is most closely related to the subject matter of the communication, except for the following types of communications: (i) communications that advocate that we engage in illegal activity; (ii) communications that, under community standards, contain offensive or abusive content; (iii) communications that have no relevance to our business or operations; and (iv) mass mailings, solicitations and advertisements. The Corporate Secretary will determine when a communication is not to be forwarded. Our acceptance and forwarding of communications to directors does not imply that directors owe or assume any fiduciary duties to persons submitting the communications.

Stock Ownership Requirements

We adopted stock ownership guidelines for our non-employee directors in October 2014 with the objective of more closely aligning the interests of our non-employee directors with those of our stockholders. The stock ownership guidelines require each non-employee director to acquire $100,000 worth of our common stock within five years of October 20, 2014 for then current directors and within five years of joining the Board for directors joining the Board after that date. This requirement may be met with the purchase of shares under the Deferred Compensation Plan for Directors, restricted stock units and the exercise of stock options.

Executive Officers

The following table sets forth information concerning our current executive officers as of October 23, 2018:

Name	Age	Position(s) with CorMedix
Khoso Baluch	60	Chief Executive Officer
Robert Cook	63	Chief Financial Officer
John Armstrong	74	Executive Vice President for Technical Operations
Elizabeth Masson	39	Executive Vice President and Head of Clinical Operations

See the biography for Khoso Baluch under “Proposal No. 1 – Election of Directors.”

Robert Cook most recently served as Chief Financial Officer of Bioblast Pharma Ltd. from January 2016 to July 2016. His prior pharma experience includes: Executive Vice President and Chief Financial Officer at Strata Skin Sciences, Inc. from April 2014 to January 2016; Senior Vice President and Chief Financial Officer at Immune Pharmaceuticals, Inc. from August 2013 to March 2014, and its predecessor EpiCept Corporation from April 2004 to August 2013, including one year as Interim President and CEO of EpiCept in which he completed the reverse merger of EpiCept into Immune. Previously he served as CFO of publicly-held Pharmos Corporation. Mr. Cook began his career in financial services at Chase Manhattan and he also held a position as a Vice President in the Healthcare Group at General Electric Capital Commercial Finance. Mr. Cook holds a B.S. in Finance, magna cum laude, from The American University, in Washington, DC.

John Armstrong became our Executive Vice President for Technical Operations in March 2017. Prior to that, he was employed by us as a consultant beginning in November 2014, performing the same services that he now performs as our Executive Vice President for Technical Operations. Jack has over 45 years’ experience in the pharmaceutical industry with broad senior level cross functional experience and has held a number of General Management positions. Most recently, from August 2010 to January 2013, he was President, Operations for Correvio, a private pharmaceutical company supplying product to over 50 countries, and prior positions include President/CEO of Genaera Corporation, Sr. Vice President of Urocor Corporation, CEO of Mills Biopharma, President of Oread CMO), President of Endo Laboratories (subsidiary of DuPont Merck), President of World-wide Manufacturing for DuPont Merck Pharmaceuticals, Vice President Operations for Marion/ Marion Merrill Dow, and held varied roles in Manufacturing, QA, Led Integrated business systems development for three companies as well as having expertise in business development. Mr. Armstrong holds an executive M.B.A. from Century University. He is also a CPIM (Certified in Production and Inventory Management).

Elizabeth Masson. Ms. Masson was hired as our Executive Vice President and Head of Clinical Operations in March 2018. Prior to her employment, Ms. Masson had been providing us clinical operations expertise as a consultant since late November 2017. Before she began her consulting career, she held several progressive management roles in clinical operations, most recently at Gemphire Therapeutics, as Vice President, Clinical Operations. Ms. Masson received her B.A. in Leadership and Organizational Management from Bay Path College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of October 23, 2018 by:

●
each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;
●
each director;
●
each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”) and our current executive officers; and
●
all of our current directors and executive officers as a group.

This table is based upon the information supplied by our Named Executive Officers, directors and principal stockholders and from Schedules 13D and 13G filed with the SEC. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o CorMedix Inc., 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922. As of October 23, 2018, we had 100,567,206 shares of common stock outstanding. Shares of Company common stock subject to options and warrants that are currently vested or exercisable or that will become vested or exercisable within 60 days after October 23, 2018, as well as restricted stock units that vest within 60 days after October 23, 2018, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
5% or Greater Stockholders	Shares	%
Elliott Associates, L.P. (1)	10,699,249	9.99%

Directors and Named Executive Officers:
Khoso Baluch (2)	850,373	*
Robert Cook (3)	148,333	*
John Armstrong (4)	270,299	*
Elizabeth Masson(5)	40,000	*
Janet M. Dillione (6)	332,907	*
Gary Gelbfish (7)	3,483,869	3.44%
Myron Kaplan (8)	437,330	*
Mehmood Khan (9)	541,546	*
Steven Lefkowitz (10)	452,300	*
All executive officers and directors as a group (9 persons) (11)	6,556,867	6.37%

* Less than 1%

(1)
Due to the Ownership Limitation (as defined below), Elliott Associates, L.P. (“Elliott Associates”) may be deemed the beneficial owner of 10,699,249 shares of our common stock through securities held by it and by Manchester Securities Corp., a wholly-owned subsidiary of Elliott Associates (“Manchester”), and Elliott International, L.P. (“Elliott International”), the investment advisor of which is an affiliate of the investment advisor of Elliott Associates. Elliott Associates beneficially holds: (i) 2,833,470 shares of our common stock held by Elliott International, (ii) 1,333,398 shares of our common stock held by Elliott Associates, (iii) May 2013 warrants held by Manchester exercisable for 500,000 shares of our common stock, (iv) 52,500 shares of our Series C-2 non-voting convertible preferred stock held by Elliott Associates convertible into 525,000 shares of our common stock, (v) October 2013 warrants held by Elliott Associates exercisable for 262,500 shares of our common stock, (vi) 97,500 shares of our Series C-2 non-voting convertible preferred stock held by Elliott International convertible into 1,500,000 shares of our common stock, (vii) October 2013 warrants held by Elliott International exercisable for 487,500 shares of our common stock, (viii) 73,962 shares of our Series D non-voting convertible preferred stock held by Manchester convertible into 1,479,240 shares of our common stock, (ix) March 2015 Warrants held by Manchester convertible into 200,000 shares of our common stock, (x) May 2017 Series B warrants held by Elliott International convertible into 1,360,001 shares of our common stock, (xi) May 2017 Series B warrants held by Elliott Associates convertible into 640,000 shares of our common stock, (xii) 89,623 shares of our Series E non-voting convertible preferred stock held by Manchester convertible into 1,959,759 shares of our common stock, (xiii) 1,360 shares of our Series F non-voting convertible preferred stock held by Elliott International convertible into 8,395,062 shares of our common stock (subject to adjustment), (xiv) 640 shares of our Series F non-voting convertible preferred stock held by Elliott Associates convertible into 3,950,617 shares of our common stock (subject to adjustment), (xv) November 2017 warrants exercisable for 384,103 shares of our common stock held by Elliott International, and (xvi) November 2017 warrants exercisable for 180,755 shares of our common stock held by Elliott Associates (the May 2013 warrants, the October 2013 warrants, the March 2015 Warrants, the May 2017 Series B warrants, the November 2017 warrants and all shares of preferred stock shall collectively be referred to herein as the “Convertible Securities”). However, in accordance with Rule 13d-4 under the Exchange Act, the number of shares of our common stock into which the Convertible Securities are convertible or exercisable, as applicable, are limited pursuant to the terms of the Convertible Securities to that number of shares of our common stock which would result in Elliott Associates having aggregate beneficial ownership of, with respect to the May 2013 warrants, the October 2013 warrants, the March 2015 Warrants, the May 2017 Series B warrants, the November 2017 warrants, the Series C-2 preferred stock, the Series D preferred stock, the Series E preferred stock and the Series F preferred stock, 9.99% of the total issued and outstanding shares of our common stock (the "Ownership Limitation"). Elliott Associates disclaims beneficial ownership of any and all shares of our common stock issuable upon any conversion or exercise of the Convertible Securities if such conversion or exercise would cause Elliott Associates’ aggregate beneficial ownership to exceed or remain above the applicable Ownership Limitation (as is currently the case). Therefore, Elliott Associates disclaims beneficial ownership of any shares of our common stock, issuable upon any conversion or exercise of the May 2013 warrants, the October 2013 warrants, the March 2015 Warrants, the May 2017 Series B warrants, the November 2017 warrants, the Series C-2 preferred stock, the Series D preferred stock, the Series E preferred stock and the Series F preferred stock, which conversion of exercise would be prohibited by the Ownership Limitation. The business address of Elliott Associates is 40 West 57th Street, 30th Floor, New York, New York 10019. Based solely on information contained in a Schedule 13D filed with the SEC on November 13, 2017 by Elliott Associates and other information known to us.
(2)
Consists of (i) 225,373 shares of our common stock and (ii) 625,000 shares of our common stock issuable upon exercise of stock options.
(3)
Consists of (i) 102,083 shares of our common stock and (ii) 46,250 shares of our common stock issuable upon exercise of stock options.

(4)
Consists of (i) 38,861 shares of our common stock and (ii) 231,438 shares of our common stock issuable upon exercise of stock options.
(5)
Consists of 40,000 shares of our common stock issuable upon exercise of stock options.
(6)
Consists of (i) 115,575 shares of our common stock, (ii) 214,999 shares of our common stock issuable upon exercise of stock options, and (iii) 2,333 shares of our common stock upon issuance of restricted stock units. Does not include an aggregate of 136,255 shares of our common stock that were deferred as director fee compensation and that are not issuable until after the individual’s cessation of service with our Board.
(7)
Consists of (i) 2,638,204 shares of our common stock, (ii) 14,000 shares of our common stock held indirectly, (iii) 79,999 shares of our common stock issuable upon the exercise of stock options, (iv) 1,666 shares of our common stock upon issuance of restricted stock units, (v) 500,000 shares of common stock upon conversion of Series C-3 non-voting preferred stock, and (vi) 250,000 shares of common stock issuable upon exercise of warrants.
(8)
Consists of (i) 306,999 shares of our common stock, (ii) 119,999 shares of our common stock issuable upon exercise of stock options, and (iii) 10,332 shares of our common stock upon issuance of restricted stock units.
(9)
Consists of 459,374 shares of our common stock, (ii) 79,999 shares of our common stock issuable upon exercise of stock options, and (iii) 2,083 shares of our common stock upon issuance of restricted stock units.
(10)
Consists of 330,469 shares of our common stock, (ii) 79,999 shares of our common stock issuable upon exercise of stock options, (iii) 4,332 shares of our common stock upon issuance of restricted stock units. (iv) 22,500 shares of our common stock issuable upon exercise of warrants, and (v) 15,000 shares of our common stock issuable upon exercise of warrants through Wade Capital Corporation Money Purchase Plan, an entity for which Mr. Lefkowitz has voting and investment control.
(11)
Consists of the following held by our directors and executive officers (i) 4,230,938 shares of our common stock, (ii) 1,517,683 shares of our common stock issuable upon exercise of stock options, (iii) 287,500 shares of our common stock upon exercise of warrants, (iv) 500,000 shares of our warrants upon conversion of Series C-3 non-voting preferred stock, and (v) 20,746 shares of our common stock upon issuance of restricted stock units, as referenced in footnotes 2 through 10.

DIRECTOR COMPENSATION

Director Compensation in Fiscal 2017

The following table shows the compensation earned by each non-employee director of our company for the year ended December 31, 2017.

Name	Fees Earned ($)	Option Awards (1) (2) ($)	Restricted Units Awards (1) (3) ($)	Total ($)
Janet M. Dillione	30,000(4)	68,760	34,400	133,160
Gary Gelbfish (5)	63,338(5)	20,775	-	84,113
Michael W. George (6)	14,670(4)	68,760	27,400	110,830
Myron Kaplan	27,052	68,760	25,400	121,212
Mehmood Khan	14,895	25,500	-	40,395
Steven Lefkowitz (7)	14,895	25,500	-	40,395
Taunia Markvicka (8)	14,670	68,760	30,400	113,830
Cora Tellez (9)	13,269(4)	68,760	46,400	128,429

(1)
The amounts included in this column are the dollar amounts representing the full grant date fair value of each stock option award calculated in accordance with FASB ASC Topic 718 and do not represent the actual value that may be recognized by the directors upon option exercise. For information on the valuation assumptions used in calculating this amount, see Note 7 to our audited financial statements included in our Annual Report on Form 10-K filed on March 2018.

(2)
As of December 31, 2017, the number of shares underlying options held by each non-employee director was as follows: 185,000 shares for Ms. Dillione; 75,000 shares for Dr. Gelbfish; 0 shares for Mr. George; 90,000 shares for Mr. Kaplan; 75,000 shares for Dr. Khan; 75,000 shares for Mr. Lefkowitz; 0 shares for Ms. Markvicka; and 0 shares for Ms. Tellez.

(3)
As of December 31, 2017, the number of restricted stock units held by each non-employee director was as follows: 15,357 shares for Ms. Dillione; 15,000 shares for Mr. Kaplan; and 0 shares each for Dr. Gelbfish, Mr. George, Dr. Khan, Mr. Lefkowitz. Ms. Markvicka and Ms. Tellez.

(4)
Includes fees of $30,000 for Ms. Dillione, $14,670 for Mr. George and $13,269 for Ms. Tellez that were deferred. See “Directors Compensation Plan” below for a description of the deferral plan pursuant to which the deferrals were made.

(5)
Dr. Gelbfish was appointed as an observer to our Board and subsequently elected to our Board by the board of directors. Fees earned for 2017 include $10,258 as a director and $53,080 as a consultant.

(6)
Mr. George ceased to serve as a director in June 2017 and the stock options and restricted stock units issued to him in 2017 were forfeited in June 2017.

(7)
Mr. Lefkowitz ceased to serve as a director in June 2016 and re-joined our board in June 2017.

(8)
Ms. Markvicka ceased to serve as a director in June 2017 and the stock options and restricted stock units issued to her in 2017 were forfeited in June 2017.

(9)
Ms. Tellez ceased to serve as a director in June 2016 and the stock options and restricted stock units granted to her in 2017 were forfeited in June 2017.

Director Compensation Plan

Prior to February 2017, we had the following cash and equity compensation plan for non-employee directors. Each director received an annual cash fee of $25,000, the Board Chair received an additional $5,000 and committee Chairs received an additional $5,000. Upon a director’s first election to the Board, he or she was granted an option to purchase 50,000 shares of our common stock that vest one third each on the date of grant and the first and second anniversary of the date of grant, subject to continued service on the Board through the vesting date. After election to the Board, in the next calendar year after his or her election and annually thereafter, each director was granted an option to purchase 75,000 shares of our common stock for his or her service on the Board with an additional 25,000 options for the Board chair, 20,000 options for the Audit Committee chair, and 15,000 options for other Committee chairs, which options vested on the first anniversary of the date of grant, subject to continued service on the Board.

In late 2016, with the assistance of Frederick W. Cook & Co., the Compensation Committee reviewed a peer group of 14 public companies, which group was used by Frederick W. Cook & Co. to conduct a compensation study for purposes of establishing director compensation. The composition of the peer group was based on the following criteria: (i) companies operating in a similar industry sector, (ii) publicly traded companies, (iii) companies of similar size, and (iv) companies of similar business operation and stage of research and development. The peer group companies considered by the Compensation Committee are set forth under “Executive Compensation” below. The Compensation Committee also used this data in various combinations in an effort to establish director compensation that reflects our particular facts and circumstances.

Based on the information presented by Frederick W. Cook & Co., in February 2017, we adopted the following cash and equity compensation plan for non-employee directors. Each director receives an annual cash fee of $25,000, the Board Chair and committee Chairs each receives an additional $5,000. Upon a director’s first election to the Board, he or she will be granted an option to purchase 75,000 shares of our common stock that vest one third each on the date of grant and the first and second anniversary of the date of grant, subject to continued service on the Board through the vesting date. After election to the Board, in the next calendar year after his or her election and annually thereafter, each director will be granted (i) an option to purchase 40,000 shares of our common stock that vest one year after the date of grant, subject to continued service on the Board through the vesting date, and (ii) restricted stock units in the amount of the lesser of 10,000 units or $25,000 divided by our stock price on the date of grant, with the Board chair receiving an additional number of restricted stock units in the amount of the lesser of 12,000 units or $24,000 divided by our stock price on the date of grant, the Audit Committee chair receiving an additional number of restricted stock units in the amount of the lesser of 6,000 units or $12,000 divided by our stock price on the date of grant, the Compensation Committee chair receiving an additional number of restricted stock units in the amount of the lesser of 4,000 units or $8,000 divided by our stock price on the date of grant, and the Nomination and Governance Committee chair receiving an additional number of restricted stock units in the amount of the lesser of 2,500 units or $5,000 divided by our stock price on the date of grant. Restricted stock units vest one year after the grant date, subject to continued service on the Board through the vesting date.

The Strategic Finance Committee members each received restricted stock units for 10,000 shares of common stock on October 1, 2018, the day that the Strategic Finance Committee was organized.

The exercise price per share of each stock option granted to our non-employee directors is equal to the fair market value of our common stock as determined in good faith by our Board on the date of the grant.

In July 2014, we adopted a Deferred Compensation Plan for Directors, pursuant to which our non-employee directors may defer all of their cash director fees and restricted stock units. Any cash fees due a participating director will be converted into a number of shares of our common stock by dividing the dollar amount of fees payable by the closing price of our common stock on the date such fees would be payable, and the director’s unfunded account would be credited with the shares. The shares that accumulate in a director’s account will be paid to the director on the tenth business day in January following the year in which the director’s service terminates for whatever reason, other than death, in which case the account will be paid within 30 days of the date of death to the designated beneficiaries, if any. If there are no designated beneficiaries, the account will be paid out the same as with any other termination of service. In the event of a change in control of our company, the director would receive cash in an amount equal to the number of shares in the account multiplied by the fair market value of our common stock on the change in control date, and the payment would be accelerated to five business days after the effective date of the change in control.

EXECUTIVE COMPENSATION

Components of Compensation

The key components of our executive compensation package are cash compensation (salary and annual bonuses), long-term equity incentive awards and change in control and other severance agreements. These components are administered with the goal of providing total compensation that recognizes meaningful differences in individual performance, is competitive, varies the opportunity based on individual and corporate performance, and is valued by our Named Executive Officers.

Base Salary

It is the Compensation Committee’s objective to set a competitive rate of annual base salary for each Named Executive Officer. The Compensation Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their named executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Compensation Committee, on its own or with outside consultants, may establish salary ranges for the Named Executive Officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each Named Executive Officer is then derived from those salary ranges based on his responsibility, tenure and past performance and market comparability. Annual base salaries for the Named Executive Officers are reviewed and approved by the Compensation Committee in the first quarter following the end of the previous performance year. Changes in base salary are based on the scope of an individual’s current job responsibilities, individual performance in the previous performance year, target pay position relative to the peer group, and our salary budget guidelines. The Compensation Committee reviews established goals and objectives, and determines an individual’s achievement of those goals and objectives and considers the recommendations provided by the Chief Executive Officer to assist it in determining appropriate salaries for the Named Executive Officers other than the Chief Executive Officer.

The base salary information for our Named Executive Officers for 2016 and 2017 is set forth in the Summary Compensation Table below. In October 2016, February 2017 and March 2017, respectively, we entered into an employment agreement with each of Khoso Baluch, our Chief Executive Officer, Robert Cook, our Chief Financial Officer, and John Armstrong, our Executive Vice President for Technical Operations. These agreements provide for a salary for each Named Executive Officer and are described under the caption “Employment Agreements.” In March 2018, we entered into an employment agreement with Elizabeth Masson to serve as our Executive Vice President and Head of Clinical Operations. Ms. Masson is not included in the discussions of 2017 compensation.

Annual Bonuses

As part of their compensation package, our Named Executive Officers generally have the opportunity to earn annual non-equity incentive bonuses. Annual non-equity bonuses are designed to reward superior executive performance while reinforcing our short-term strategic operating goals. The Compensation Committee establishes each year a target award for each Named Executive Officer based on a percentage of base salary, and based on any applicable terms in any individual employment agreements. Annual bonus targets as a percentage of salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance.

At the beginning of the performance year, each Named Executive Officer, in conjunction with the Chief Executive Officer, establishes annual goals and objectives. Actual bonus awards are based on an assessment against the pre-established goals for each Named Executive Officer’s individual performance, the performance of the business function for which he is responsible, the executive management team’s overall performance, and/or our company’s overall performance for the year. For any given performance year, proposed annual bonuses may range from 0% to 100% of target, or higher under certain circumstances, based on corporate, team and individual performance. Corporate, team and individual performance has a significant impact on the annual bonus amounts because the Compensation Committee believes it is a precise measure of how the Named Executive Officer contributed to business results.

Pursuant to their respective employment agreements, Mr. Baluch, Mr. Cook and Mr. Armstrong are each eligible for an annual bonus, which may equal up to 80%, 30% and 35%, respectively, of his base salary then in effect, as determined by our Board or compensation committee. In determining such bonus, our Board or compensation committee will take into consideration the achievement of specified company objectives, predetermined by the Board in consultation with the Chief Executive Officer, and specified personal objectives, predetermined by the Board and the Chief Executive Officer. For fiscal year 2016, Mr. Baluch’s bonus was prorated, contingent upon Mr. Baluch meeting performance objectives established by the Board and Mr. Baluch.

On March 19, 2018, in an effort to preserve our cash and to further align the interests of our executive officers with those of our stockholders, on March 15, 2018, our executive officers agreed to modify their cash bonuses earned for 2017 by subjecting those bonuses to forfeiture unless additional performance criteria were achieved, and subject to the officer’s continued employment through the date such performance criteria were to be achieved. Pursuant to their respective employment agreements, Khoso Baluch, our Chief Executive Officer, Robert Cook, our Chief Financial Officer, and John Armstrong, our Executive Vice President, Technical Operations and Head of Human Resources, are each eligible for an annual bonus, which may equal up to 80%, 30% and 35%, respectively, of his base salary. For 2017, the annual non-equity incentive bonus for our executive officers was based on the achievement of company objectives in 2017 related to clinical studies, raising capital, technical operations, budgetary and expense matters, and regulatory matters, all of which goals were established in February 2017. For 2017, Mr. Baluch, Mr. Cook and Mr. Armstrong were entitled to cash bonuses in an aggregate amount of $306,601. As a result of the modifications, in the event that we completed our interim efficacy analysis review by the Data and Safety Monitoring Board for our LOCK-IT 100 clinical trial on or before June 30, 2018, Mr. Baluch, Mr. Cook and Mr. Armstrong would each have received a cash bonus equal to 110% of their unmodified 2017 bonuses. Further, in the event that the second milestone was met, then Mr. Baluch, Mr. Cook and Mr. Armstrong would each receive a cash bonus of either 130%, 140% or 150% of their unmodified 2017 bonuses, depending on the amount of those savings. If the first milestone was not achieved then no bonuses would be awarded for 2017 at all, even if the second milestone was achieved.

Subsequent to the agreed modification of the bonuses, and as previously reported in late April 2018, we entered into negotiations with our contract research organization (“CRO”) regarding certain remediation efforts and financial considerations related to the complete review and source-verification of a substantial amount of trial data, which was the cause of the ongoing delay in performing the interim efficacy analysis of the LOCK-IT-100 trial. Solely as a result of the significant additional on-site and other work required to resolve these data quality issues, that could not have been foreseen earlier, the June 30, 2018 date set in the bonus modification agreements was not able to be met.

Because the full scope and extent of the data issues was not discovered until after the bonus modifications, which were an attempt to conserve cash and further motivate management, and the resolution of which required substantial additional unforeseen work and effort, which was outside the control or knowledge of management, and to continue to further incentivize management to complete the interim analysis, on June 29, 2018, we agreed with management to further modify the bonus agreements to (i) extend the first milestone date for the completion of the interim analysis from June 30 to July 31, 2018, (ii) decrease the bonus amount that can be earned by each executive to the amount that he originally was entitled to under the 2017 plan prior to the March 2018 modification, which is an aggregate amount of $306,601, and (iii) remove the potential increases in the bonus amounts related to the second milestone.  For 2017, 63% of the company goals were achieved.

Long-Term Incentive Equity Awards

We believe that long-term performance is achieved through an ownership culture that encourages high performance by our Named Executive Officers through the use of stock-based awards. Our 2006 Stock Plan and 2013 Stock Plan were each established to provide our employees, including our Named Executive Officers, with incentives to help align employees’ interests with the interests of our stockholders. Effective upon the approval by our stockholders of our 2013 Stock Plan, we were no longer able to issue any award under the 2006 Stock Plan. The Compensation Committee believes that the use of stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, the Compensation Committee has used restricted stock in the past and may in the future utilize restricted stock as part of our long-term incentive program. We have selected the Black-Scholes method of valuation for share-based compensation. Due to the early stage of our business and our desire to preserve cash, we may provide a greater portion of total compensation to our Named Executive Officers through stock options and restricted stock grants than through cash-based compensation. The Compensation Committee generally oversees the administration of our 2006 Stock Plan and our 2013 Stock Plan.

Stock Options

Our 2013 Stock Plan (and formerly our 2006 Stock Plan) authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants.

The Compensation Committee reviews and approves stock option awards to Named Executive Officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each Named Executive Officer’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of our Chief Executive Officer.

Stock options granted to employees have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a time or upon the achievement of certain performance-based milestones and are based upon continued employment, and generally expire 10 years after the date of grant. The fair value of the options granted to the Named Executive Officers in the Summary Compensation Table is determined in accordance with the Black-Scholes method of valuation for share-based compensation. Incentive stock options also include certain other terms necessary to ensure compliance with the Internal Revenue Code.

We expect to continue to use stock options as a long-term incentive vehicle because:

●
Stock options align the interests of our Named Executive Officers with those of our stockholders, supporting a pay-for performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders.

●
Stock options are performance-based. All of the value received by the recipient of a stock option is based on the growth of the stock price. In addition, stock options can be issued with vesting based on the achievement of specified milestones.

●
Stock options help to provide balance to the overall executive compensation program as base salary and annual bonuses focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term.

●
The vesting period of stock options encourages executive retention and the preservation of stockholder value. In determining the number of stock options to be granted to our Named Executive Officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual Named Executive Officer’s total compensation.

Restricted Stock

Our 2013 Stock Plan (and formerly our 2006 Stock Plan) authorizes us to grant restricted stock. Restricted stock grants were awarded to John Armstrong in 2017 and are included in the summary compensation table. In order to implement our long-term incentive goals, we may grant shares of restricted stock in the future.

Executive Benefits and Perquisites

Our Named Executive Officers, some of whom may be parties to employment or consulting agreements, will continue to be parties to such agreements in their current form until the expiration or termination of the employment or consulting agreement or until such time as the Compensation Committee determines in its discretion that revisions to such agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our Named Executive Officers, including medical, dental and life insurance and the ability to contribute to a 401(k) plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to benefit levels for comparable companies.

Employment Agreements

Employment Agreements with Current Named Executive Officers

On September 27, 2016, we entered into an employment agreement with Khoso Baluch, our Chief Executive Officer. On January 30, 2017, we entered into an employment agreement, effective February 1, 2017, with Robert Cook to serve as our Chief Financial Officer. On March 1, 2017, we entered into an employment agreement with John Armstrong to serve as our Executive Vice President for Technical Operations. On March 19, 2018, we entered into an employment agreement with Elizabeth Masson to serve as our Executive Vice President and Head of Clinical Operations. After the initial three-year term of each employment agreement, the agreement will automatically renew for additional successive one-year periods, unless either party notifies the other in writing at least 90 days before the expiration of the then current term that the agreement will not be renewed.

Pursuant to their respective agreements, Mr. Baluch will receive an annual salary of $375,000, Mr. Cook an annual salary of $350,000, Mr. Armstrong an annual salary of $310,000, and Ms. Masson an annual salary of $280,000 which cannot be decreased unless all officers and/or members of our executive management team experience an equal or greater percentage reduction in base salary and/or total compensation, provided that any reduction in executive’s salary may be no greater than 25%. Each executive will be eligible for an annual bonus, which may equal up to 80% for Mr. Baluch, up to 30% for Mr. Cook and Ms. Masson and up to 35% for Mr. Armstrong, of his or her base salary then in effect, as determined by our Board or the Compensation Committee. In determining such bonus, our Board or the Compensation Committee will take into consideration the achievement of specified company objectives, predetermined by our Board and Chief Executive Officer, in the case of Mr. Baluch, and by our Chief Executive Officer in the case of Mr. Cook, Mr. Armstrong and Ms. Masson, and approved by the Board or the Compensation Committee, and specified personal objectives, predetermined by the Board with each executive. For fiscal year 2017, Mr. Cook’s and Mr. Armstrong’s bonuses were prorated, contingent upon each meeting performance objectives established by the Board with the executive. Ms. Masson did not begin employment until March 2018. Each executive must be employed through December 31 of a given year to earn that year’s annual bonus.

The following provisions of the employment agreements with Mr. Baluch, Mr. Cook, Mr. Armstrong and Ms. Masson are identical except where noted.

If we terminate the executive’s employment for Cause (as defined below), the executive will be entitled to receive only the accrued compensation due to him or her as of the date of such termination, rights to indemnification and directors’ and officers’ liability insurance, and as otherwise required by law. All unvested shares of restricted stock in the case of Mr. Baluch, and all unvested options then held by the executive will be forfeited to us as of such date.

If we terminate the executive’s employment other than for Cause, death or disability, other than by notice of nonrenewal, or if the executive resigns for Good Reason (as defined below), the executive will receive the following benefits: (i) payment of any accrued compensation and any unpaid bonus for the prior year, as well as rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law; (ii) we will continue to pay his or her base salary and benefits for a period of twelve months in the case of Mr. Baluch and nine months for the other executives following the effective date of the termination of employment; (iii) payment on a prorated basis for any target bonus for the year of termination based on the actual achievement of the specified bonus objectives; (iv) if the executive timely elects continued health insurance coverage under COBRA, then we will pay the premium to continue such coverage for him or her and his or her eligible dependents in an amount equal to the portion paid for by us during the executive’s employment until the conclusion of the time when he or she is receiving continuation of base salary payments or until he or she becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided however that we have the right to terminate such payment of COBRA premiums on behalf of the executive and instead pay him or her a lump sum amount equal to the COBRA premium times the number of months remaining in the specified period if we determine in our discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code; and (v) in the case of Mr. Baluch, all restricted shares and stock options, and in the case of Mr. Cook and Ms. Masson, all unvested time-based stock options that are scheduled to vest on or before the next succeeding anniversary of the date of termination shall be accelerated and deemed to have vested as of the termination date. The separation benefits set forth above are conditioned upon the executive executing a release of claims against us, our parents, subsidiaries and affiliates and each such entities’ officers, directors, employees, agents, successors and assigns in a form acceptable to us, within a time specified therein, which release is not revoked within any time period allowed for revocation under applicable law.

For purposes of the agreement, “Cause” is defined as: (i) the willful failure, disregard or refusal by the executive to perform his or her material duties or obligations under the agreement (other than as a result of executive’s mental incapacity or illness, as confirmed by medical evidence provided by a physician selected by us) that, in the case of Mr. Cook, Mr. Armstrong and Ms. Masson, is not cured, to the extent subject to cure, by the executive to our reasonable satisfaction within 30 days after we gave written notice thereof to executive; (ii) any willful, intentional or grossly negligent act by the executive having the effect of materially injuring (whether financially or otherwise) our business or reputation or any of our affiliates; (iii) executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea); (iv) the executive’s qualification as a “bad actor,” as defined by 17 CFR 230.506(a); (v) the good faith determination by the Board, after a reasonable and good-faith investigation by us that the executive engaged in some form of harassment or discrimination prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless the executive’s actions were specifically directed by the Board; (vi) any material misappropriation or embezzlement by the executive of our property or our affiliates (whether or not a misdemeanor or felony); or (vii) material breach by the executive of the agreement that is not cured, to the extent subject to cure, by executive to our reasonable satisfaction within 30 days after we give written notice thereof to the executive (20 days in the case of Mr. Baluch).

For purposes of the agreement, “Good Reason” is defined as: (i) any material breach of the agreement by us; (ii) any material diminution by us of the executive’s duties, responsibilities, or authority; (iii) a material reduction in the executive’s annual base salary unless all officers and/or members of our executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; (iv) in the case of Mr. Cook and Mr. Armstrong, a required relocation of the primary place of performance of the executive’s duties to a location more than 50 miles from our then location in Bedminster, New Jersey, provided that a change in the location of the primary place of performance of the executive’s duties will not constitute Good Reason if such change occurs prior to a change in control and we only require the executive to physically work at that new location two days or less per workweek and provide reimbursement of the executive’s reasonable travel expenses in commuting to such new location; or (v) a material reduction in the executive’s target bonus level unless all officers and/or members of our executive management team experience an equal or greater percentage reduction related to target bonus levels.

If the executive terminates his or her employment by written notice of termination or if the executive or we terminate his or her employment by providing a notice of nonrenewal at least 90 days before the agreement is set to expire, the executive will not be entitled to receive any payments or benefits other than any accrued compensation, any unpaid prior year’s bonus, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law.

If the executive’s employment is terminated as a result of his or her death or disability, we will pay him or her or his or her estate, as applicable, any accrued compensation and any unpaid prior year’s bonus.

Our agreements with Mr. Baluch, Mr. Cook, Mr. Armstrong and Ms. Masson each contain a non-compete provision that provides that during the term of each agreement and the 12-month period immediately following the executive’s separation from employment for any reason, the executive is prohibited from engaging in any business involving the development or commercialization of a preventive anti-infective product that would be a direct competitor of Neutrolin or a product containing taurolidine or any other product being actively developed or produced by us within the United States and the European Union on the date of termination of his or her employment.

Employment Agreements with Former Named Executive Officer

On August 24, 2017, Dr. Judith Abrams, our former Chief Medical Officer, resigned for personal reasons. The Company did not owe Dr. Abrams any severance obligations under her employment agreement. In connection with her resignation, on August 25, 2017, we entered into a consulting agreement with Dr. Abrams for a term of up to nine months. Pursuant to the consulting agreement, Dr. Abrams received a monthly payment of approximately $29,000, an upfront payment of approximately $17,000, vesting in full of an option to purchase 46,250 shares of our common stock granted under her employment agreement, and, at her option, COBRA premiums for the period during which she receives monthly payments under the consulting agreement.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation we pay to our Named Executive Officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Pension Benefits

We do not maintain any qualified or non-qualified defined benefit plans. As a result, none of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in our have account balances in nonqualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Summary Compensation Table

The following table sets forth information with respect to compensation earned by our Named Executive Officers in the years ended December 31, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Option Awards (1) ($)	Restricted Stock Units Awards (1) ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Khoso Baluch (2)	2017	375,000	--	--	189,474	68,533(7)	633,007
Chief Executive Officer	2016	93,750	3,186,450	--	75,000	39,574(7)	3,394,774
Robert W. Cook (3)	2017	320,385	455,945	--	60,789	24,273(8)	861,392
Chief Financial Officer	2016	--	--	--	--	--	--
John Armstrong (4)	2017	341,056(4)	167,020	78,604(4)	57,105	--	643,785
Executive Vice President for	2016	335,400(4)	1,150,755	--	--	--	1,486,155
Technical Operations
Judith Abrams (5)	2017	346,733(5)	455,945	--	--	15,448(8)	818,126
Chief Medical Officer	2016	--	--	--	--	--	--
James Altland (6)	2017	57,100(6)	--	--	--	--	57,100
Interim Chief Financial Officer	2016	244,485	--	--	--	--	244,485
_____________________

(1)
The amounts included in this column are the dollar amounts representing the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718 and do not represent the actual value that may be recognized by the Named Executive Officers upon option exercise.

(2)
Mr. Baluch became our Chief Executive Officer on October 3, 2016.

(3)
Mr. Cook became our Chief Financial Officer on February 1, 2017.

(4)
Mr. Armstrong became our Executive Vice President for Technical Operations on March 1, 2017. His salary for 2017 includes fees as a consultant and his 2016 salary consists of consulting fees.

(5)
Dr. Abrams became our Chief Medical Officer on February 1, 2017 and ceased to serve as our Chief Medical Officer on August 24, 2017. Her salary for 2017 included fees as a consultant after she ceased as our Chief Medical Officer.

(6)
Mr. Altland was appointed as our Interim Chief Financial Officer effective October 26, 2015. He served pursuant to a contract arrangement with a third-party agency until February 2017. The salary amount in 2017 was the amount paid to a third-party agency.

(7)
Consists of health benefits, 401K employer match and reimbursed moving expenses.

(8)
Consists of health benefits and 401K employer match.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table contains certain information concerning unexercised options for the Named Executive Officers as of December 31, 2017.

Name	Number of Shares Underlying Unexercised Options (#) – Exercisable	Number of Shares Underlying Unexercised Options (#) – Unexercisable	Option Exercise Price ($)	Option Expiration Date
Khoso Baluch	312,500	1,537,500	2.52	10/03/2026
Robert W. Cook	--	350,000	1.69	1/30/2027
John Armstrong	10,000	--	1.52	11/14/2024
	15,000	--	3.25	7/28/2025
	171,875	28,125	2.51	3/08/2026
	--	100,000	2.18	3/01/2027
Judith Abrams	46,250	--	1.69	8/23/2018

Option Repricings

We did not engage in any repricings or other modifications to any of our Named Executive Officers’ outstanding options during the year ended December 31, 2017.

Potential Payments on Change of Control

If the severance payments called for in our agreements for Mr. Baluch, Mr. Cook and Mr. Armstrong had been triggered on December 31, 2017, we would have been obligated to make the following payments:

Name	Cash Payment ($ per month) and (# of months paid)		Benefits ($ per month) and (# of months paid)		Number of Options (# that would vest) and ($ market value) (1)
Khoso Baluch	$31,250	12 mos.	$2,564	12 mos.	1,537,500	--
Robert W. Cook	$29,167	9 mos	$2,755	9 mos	350,000	--
John Armstrong	$25,833	9 mos	--	9 mos	128,125	--
______________________

(1)
The market value equals the difference the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the NYSE American on December 29, 2017 (the last trading day of 2017), which was $0.50, and the exercise prices for the underlying stock options.

AUDITOR AND AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2017, which were audited by Friedman LLP, our independent registered public accounting firm. The Audit Committee discussed with Friedman LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board (United States) Auditing Standard 16 (Communication with Audit Committee). The Audit Committee received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also considered whether the provision of services other than the audit of our financial statements for the fiscal year ended December 31, 2017 were compatible with maintaining Friedman LLP’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

All members of our Audit Committee are independent under SEC regulation and Section 803B(2) of the NYSE American Rules. The financial literacy requirements of the SEC require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, at least one member of our Audit Committee must qualify as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and have financial sophistication in accordance with the NYSE American Rules 803B2(a)(iii). Our Board has determined that each of Mr. Lefkowitz and Ms. Dillione qualifies as an audit committee financial expert.

THE AUDIT COMMITTEE
Steven Lefkowitz, Chairman
Janet M. Dillione
Myron Kaplan

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth fees billed to us by Friedman LLP, our independent registered public accounting firm for the years ended December 31, 2017 and 2016, for services relating to: auditing our annual financial statements; reviewing our financial statements included in our quarterly reports on Form 10-Q; reviewing registration statements during 2017 and 2016; financing activities in 2017 and 2016; and services rendered in connection with tax compliance, tax advice and tax planning, and all other fees for services rendered.

	2017	2016
Audit Fees(1)	$181,500	$209,000
Audit Related Fees(2)	5,000	--
Tax Fees(3)	11,300	10,800
All Other Fees	--	--
Total	$197,800	$219,800

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting (as applicable), quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with our other statutory and regulatory filings.

(2)
Audit-related fees comprise fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.

(3)
Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving in advance any audit and any permissible non-audit engagement or relationship between us and our independent registered public accounting firm. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by our independent registered public accounting firm. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management. Audit Committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC. All services performed by our independent registered public accounting firm during 2017 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

In September 2014, as part of the removal of anti-dilution, price reset and change of control provisions in various securities that had caused those securities to be classified as derivative liabilities, the Company entered into a Consent and Exchange Agreement with Manchester, pursuant to which Manchester had a right of 60% participation in equity financings undertaken by the Company prior to September 15, 2017. Pursuant to this right of participation, Manchester elected partial participation in the equity financing that the Company closed on May 3, 2017 and invested $2,000,000.

On March 3, 2015, the Company entered into a backstop agreement with Manchester under which Manchester had agreed to lend the Company, at its request, up to $3,000,000.  The Company did not access the loan and the agreement expired on April 30, 2015. The Company issued two warrants exercisable for an aggregate of up to 283,400 common shares with an exercise price of $7.00 per share and a term of five years as a result of entering into the backstop agreement. Additionally, the Company granted Manchester the right for as long as it or its affiliates hold any of the Company’s common stock or securities convertible into its common stock to appoint up to two members to the Company’s board of directors and/or to have up to two observers attend board meetings in a non-voting capacity. As of December 31, 2017, two board members and one observer had been appointed to the board. The Company’s board of directors subsequently elected the observer to the board.

On April 28, 2017, we entered into an underwriting agreement with H.C. Wainwright & Co., LLC, relating to an underwritten public offering of 16,190,697 shares of our common stock, together with Series A warrants to purchase up to an aggregate of 12,143,022 shares of our common stock and Series B warrants to purchase up to an aggregate of 12,143,022 shares of our common stock, at a price to the public of $0.75 per share and related warrants. Elliott purchased 2,657,668 shares of common stock, Series A warrants to purchase up to 2,000,000 shares (that expired unexercised on September 10, 2018), and Series B warrants to purchase up to 2,000,000 shares of our common stock. Our director, Gary Gelbfish, purchased 1,333,334 shares of common stock, Series A warrants to purchase up to 1,000,000 shares (that expired unexercised on September 10, 2018), and Series B warrants to purchase up to 1,000,000 shares of our common stock. The purchases by Elliott and Dr. Gelbfish were on the same terms as those for all other investors.

In November 2017, the Company entered into a securities purchase agreement with Elliott Associates, L.P. and Elliott International, L.P., (the “Buyers”), long-term institutional investors in CorMedix, whereby they purchased $3.0 million of a newly issued CorMedix Series F convertible preferred stock at $1,000 per share. Separately, on November 9, 2017, the Company entered into a backstop agreement with the Buyers to purchase up to an additional $3.0 million of Series F convertible preferred stock at $1,000 per share (the “Backstop Agreement”), at the Company’s sole discretion, beginning January 15, 2018, through March 31, 2018. As consideration for the Backstop Agreement, the Company issued 564,858 warrants, exercisable for three years, to purchase shares of the Company’s common stock at a per share exercise price of $0.001. The number of shares issuable under the warrant was determined by the closing price of the Company’s common stock on November 8, 2017, which was $0.5278, reduced by the amount of equity capital raised from the current ATM program and the sale of common stock to directors, executive officers and other certain employees of the Company totaling $2.4 million. The Series F preferred stock is convertible into common stock at a price of $0.162 per share, which was reduced from $0.6334 pursuant to the terms of the Series F preferred stock and represents a 10% discount to the closing price of the stock on March 31, 2018. The preferred stock will be mandatorily convertible on or after April 2, 2018, subject to certain equity conditions, one of which had not been met as of the date of this proxy statement. The Backstop Agreement expired unused.

In December 2017, the Company issued an aggregate of 624,246 shares of its common stock to its directors and executive officers and to certain of its employees at a per share purchase price of $0.48, which was market price. This common stock financing reduced the number of shares issuable under the warrants that the Company was required to issue to the Buyers pursuant to a Backstop Agreement. The Company realized gross proceeds of approximately $300,000. The following related parties participated in the common stock financing:

		Amount	Number of Shares
Khoso Baluch	CEO and Director	$50,000	104,166
Robert W. Cook	CFO	$25,000	52,083
John Armstrong	Executive VP	$10,000	20,833
Myron Kaplan	Chairman of the Board	$50,000	104,166
Janet Dillione	Director	$25,000	52,083
Gary Gelbfish	Director	$25,000	52,083
Mehmood Khan	Director	$25,000	52,083
Steven W. Lefkowitz	Director	$65,000	135,416

In each instance, the purchase was on the same terms as all other purchasers in the offering. The Audit Committee of the Board of Directors approved the purchase by these insiders.

On March 19, 2018, the Company entered into a binding term sheet with Elliott Management Corporation for a proposed $3.0 million backstop facility. The proposed backstop facility was available for drawing between April 16, 2018 and July 31, 2018. In view of the DSMB recommendation to terminate the LOCK-IT-100 study for efficacy and the Company’s ongoing negotiations with its CRO regarding financial considerations for the interim efficacy analysis of the LOCK-IT-100 study, the Company determined to not draw down on this facility.

In November 2017, the Company and Gary Gelbfish, a director, entered into a consulting agreement whereby Dr. Gelbfish was to assist in the data quality review for the interim analysis of the Company’s LOCK-IT-100 clinical trial for Neutrolin. Pursuant to the consulting agreement, the Company paid Dr. Gelbfish $53,080 for the year ended December 31, 2017, and $210,000 in 2018 for his services through June 2018. Under the terms of the consulting agreement, Dr. Gelbfish was compensated at the rate of $800 per hour. The resulting agreement was terminated in September 2018 with no services performed after June 2018.

Procedures for Review and Approval of Transactions with Related Persons

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Our policies and procedures for review and approval of transactions with related persons are in writing in our Code of Conduct and Ethics available on our website at www.cormedix.com under the “Investor Relations—Corporate Governance” tab.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of our common stock and other equity securities. Such persons are required to furnish us copies of all Section 16(a) filings. Based solely upon a review of the copies of the forms furnished to us, we believe that our officers, directors and holders of more than 10% of our common stock complied with all applicable filing requirements during the fiscal year ended December 31, 2017, with the exception of: a Form 4 for Robert Cook to report the grant in connection with his employment of options to purchase 350,000 shares of common stock, which report was due on February 3, 2017 and was filed on February 9, 2017; a Form 4 for Steven Lefkowitz to report the grant in connection with his election to the Board of options to purchase 75,000 shares of common stock, which report was due on June 27, 2017 and was filed on June 28, 2017; a Form 4 for Mehmood Khan to report the purchase of 50,000 shares of common stock, which report was due on August 16, 2017 and was filed on August 22, 2017; a Form 4 for Janet Dillione to report the receipt of 20,833 shares of phantom common stock in connection with the deferral of her cash director’s fees, which report was due on August 16, 2017 and was filed on August 24, 2017; and a Form 4 for Myron Kaplan to report the grant of restricted stock units, which report was due on November 8, 2017 and was filed on December 15, 2017.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding our company’s business to the Board in care of our Corporate Secretary at our principal executive offices located at 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922. The Secretary will forward all such communications to the addressee.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

We anticipate holding the 2019 annual meeting in June 2019, consistent with prior practice. According to the Bylaws, in the event that the date of the 2019 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2018 annual meeting, a stockholder wishing to nominate a director or have another matter included in the proxy statement must give notice not more than 120 days nor less than the later of 90 days prior to the date of the 2019 annual meeting or, if it is later, the 10th day following the date on which the date of the annual meeting is first publicly announced or disclosed by us.

Based on our current expectation as to the approximate timing of the 2019 annual meeting, we would expect that stockholder proposals desired to be included in the proxy statement for that meeting will need to be received by us not later than a date in March 2019. All submissions must comply with all of the requirements of our bylaws and Rule 14a-8 of the Exchange Act. Proposals should be mailed to Antony E. Pfaffle, Corporate Secretary, CorMedix Inc., 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922. We also would expect that management’s proxy holders for the 2019 annual meeting will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to a date in March 2018. The specific dates will be set out in the proxy statement for the 2019 annual meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of proxy materials to one or more stockholders at a shared address to which a single copy of proxy materials was delivered. Stockholders may request a separate copy of proxy materials by contacting us either by calling (908) 517-9500 or by mailing a request to 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922. Stockholders at a shared address who receive multiple copies of proxy materials may request to receive or a single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as amended and as filed with the SEC is accessible free of charge on its website at www.sec.gov. It contains audited financial statements covering the fiscal years ended December 31, 2017 and 2016. You can request a copy of our Annual Report on Form 10-K free of charge by calling (908) 517-9500 or by mailing a request to our Corporate Secretary, 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922. Please include your contact information with the request.

DIRECTIONS TO CORMEDIX INC. 2018 ANNUAL MEETING AT
EMBASSY SUITES BY HILTON,
250 CONNELL DRIVE, BERKELEY HEIGHTS, NEW JERSEY 07922

From Newark International Airport
Directions

Take I-78 west to exit 41, turn right on Drift Road, turn right on Plainfield Avenue, turn left on Connell Drive and then left on Connell II Access.

From La Guardia Airport
Directions

Grand Central Parkway from Central Terminal Drive. Take I-278 east- Harlem River Drive. Exit 24 (I-95 South/GW Bridge) Use I-95 south upper level. Exit 14-14c -US 1/US 9/US22 to I-78 west. Exit 41 (Berkeley Height/Scotch Plains).

From John F. Kennedy International Airport
Directions

I-678 North, towards Whitestone Bridge. Take I-95 south, over GW Bridge- lower level. Exit 14-14c -US 1/US 9/US22 to I-78 west. Exit 41 (Berkeley Height/Scotch Plains).

CORMEDIX INC.
400 CONNELL DRIVE
SUITE 5000
BERKELEY HEIGHTS, NJ 07922

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 12/10/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 12/10/2018. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

**Nominees**

01 Khoso Baluch 02 Janet M. Dillione 03 Gary Gelbfish 04 Myron Kaplan 05 Mehmood Khan
06 Steven Lefkowitz

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000390286_1 R1.0.1.17

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

**CORMEDIX INC.**
**Annual Meeting of Stockholders**
**December 11, 2018 10:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Khoso Baluch and Robert Cook, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CORMEDIX INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on December 11, 2018, at Embassy Suites by Hilton, 250 Connell Drive, Berkeley Heights, New Jersey, 07922, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

0000390286_2 R1.0.1.17